Exhibit 99.1

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date: October 26, 2006
FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Third Quarter Earnings

Michigan City, Indiana (October 26, 2006) - Horizon Bancorp today announced its unaudited financial results for the quarter and nine months ended September 30, 2006. Net income for the third quarter of 2006 was $1.968 million or $.61 per fully diluted share. This compares to $2.028 million or $.64 per fully diluted share for the same quarter of the prior year and $1.834 million or $.57 per fully diluted share for the second quarter of 2006. Year to date net income was $5.251 million or $1.64 per fully diluted share compared to $5.011 million or $1.59 per fully diluted share for the same period of the prior year. This represents a 3.0% decrease in quarterly net income and a 4.8% increase for the first nine months when compared to the same prior year periods.

Craig M. Dwight, President and Chief Executive Officer stated, “We are pleased with year to date earnings ahead of prior year, considering the flat yield curve, a decline in mortgage activity and charges related to investment portfolio restructuring. Horizon is positioning itself well for 2007 with the changes we’ve made to our investment portfolio, the addition of the mortgage wholesale line of business, and our continued branch expansion. In addition, several bank acquisitions in our market place will provide increased opportunities for Horizon as we continue to position our Company as the key provider of sensible advice in our trade area.”“”

Net interest income for the quarter ended September 30, 2006 was $7.812 million, a decrease of $736 thousand or 8.6% over the same period of the prior year. This decrease was the result of a decline in the net interest margin from 3.36% for the third quarter of 2005 to 2.96% for 2006. Partially mitigating the margin decline was growth in average earning assets of $110 million or 11.0%. The margin decline was caused by competitive rate pressure on core deposits and a greater reliance on non-core deposits and borrowed funds to support asset growth. For the first nine months of 2006, net interest income was $23.458 million compared to $22.580 million for the same period of the prior year, an increase of 3.9%. The increase relates to growth in average assets, much of which resulted from the acquisition of Alliance Bank, which was completed on June 10, 2005. Average earning assets increased by $101 million or 11.2%. For the nine months ended September 30, 2006, the net interest margin declined by 20 basis points to 3.08%. The margin decline was caused by the reasons stated above for the third quarter.

Non-interest income increased $359 thousand or 14.3% from the third quarter of 2005 and has increased $18 thousand for the first nine months. The main contributing factors to the third quarter increase was: (a) a gain on the sale of mortgage servicing rights of $656 thousand. During the quarter, Horizon sold substantially all of its mortgage servicing rights with a book value of $803 thousand. The sale will allow Horizon to better focus on its core lending activities. (b) a loss on the

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Pg. 2 cont. Horizon Bank 3rd Quarter Earnings

sale of investment securities of $515 thousand. A total of $21.6 million of securities were sold, including $1.6 million of tax-exempt municipals. These securities had an average yield of approximately 3.35%. The proceeds from the sale were reinvested in securities with a yield of approximately 5.75%. This sale will have a negative after tax impact on 2006 of approximately $258 thousand but will positively impact 2007 by approximately $301 thousand. This makes a total of approximately $91.5 million of investment securities which have been sold during the year resulting in a loss of $764 thousand. The funds have been reinvested in higher yielding securities or used to reduce short-term debt. (c) Income from Fiduciary activities increased $267 thousand due to the additional ESOP trustee line of business and an increase of $45 million in assets under management from September 30, 2005. Year to date service charge income increased due to the placing of Alliance checking accounts on the overdraft protection program. Gain on sale of loans is down from 2005 due to a decline in the amount of mortgage loans caused by the general slow down in residential mortgage activity. Also affecting year-to-date income compared to 2005 was approximately $160 thousand in pre-tax income from the sale of the retail property and casualty insurance lines of Horizon Insurance Services, Inc, in the first quarter of 2005.

Non-interest expense increased $64 thousand or less than one per cent from the third quarter of 2005 and $1.052 million or 4.8% for the first nine months. This increase relates primarily to additional on-going expenses related to the Alliance Bank acquisition, which closed in June of 2005, including core deposit intangible amortization of approximately $277 thousand. Also, expenses related to the newly established mortgage wholesale operation total $274 thousand.

On September 30, 2006, Horizon’s total assets were $1.159 billion, compared to $1.128 billion on December 31, 2005. Cash and cash equivalents declined due to a large cash item deposited on the last day of 2005. Investment securities decreased due to the above mentioned security sale activities. Loans have increased $97 million or 13.4% since December 31, 2005. Growth came in all loan categories except commercial where unanticipated payoffs caused a decline in commercial loans outstanding. Deposits declined, as a large deposit made by a local municipality at year-end 2005 was withdrawn in their normal course of business in early January 2006. Total average deposits for the third quarter of 2006 increased $56 million or 7.2% from the first quarter of 2006. Growth came in certificates of deposit, both consumer and negotiated. This was partially offset by a decline in public fund money market accounts.

Horizon’s allowance for loan losses at September 30, 2006 was $8.8 million, or 1.05% of gross loans, compared to $8.4 million or 1.14% at December 31, 2005. Non-performing assets at September 30, 2006 were $1.4 million, or 0.17% of gross loans, compared to $2.1 million or .28% at December 31, 2005. The decrease in non-performing assets occurred across all lending categories. Year to date net charge-offs for the nine months ended September 30, 2006 totaled $283 thousand compared to $431 for the same period of the prior year.

Stockholders' equity totaled $59.5 million at September 30, 2006 compared to $53.5 million at December 31, 2005. At September 30, 2006, the ratio of stockholders' equity to total assets was 5.13% compared to 4.75% at December 31, 2005. Book value per common share at September 30, 2006 increased to $18.64 compared to $17.01 at December 31, 2005. The increase in stockholders' equity during the year was the result of net income, the issuance of new shares for the exercise of stock options and improvement in the market value of investment securities available for sale, offset by dividends declared and the purchase of treasury stock.

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Pg. 3 cont. Horizon Bank 3rd Quarter Earnings

Other Items

On October 2, 2006, Jeffry J. Trad was appointed President of Horizon Trust & Investment Management, N.A., the trust subsidiary of Horizon Bank, N.A. Mr. Trad joined Horizon Trust & Investment Management in 2003 and has over 15 years experience in investment management and trust services.

Horizon will soon begin construction of a branch in Benton Township, Michigan. This branch is scheduled to open during the first or second quarter of 2007.

Horizon is pursuing the purchase of land in Valparaiso, Indiana for the purpose of constructing a new branch. The target date for land acquisition is by year-end and construction of the branch is to be completed in the 2nd or 3rd quarters of 2007.

Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southwest Michigan. Horizon offers banking, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart, South Bend and Merrillville, Indiana, and Harbert, New Buffalo, St. Joseph and Three Oaks, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ Capital Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
James H. Foglesong
Chief Financial Officer
(219) 873 - 2608
Fax: (219) 874-9280

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HORIZON BANCORP
Financial Highlights
(Unaudited - dollars in thousands except share and per share data and ratios)

	Three Months Ended:			Nine Months Ended:
	September 30,	June 30,	September 30,	September 30,	September 30,
	2006	2006	2005	2006	2005

End of period balances:
Total assets	$1,159,189	$1,131,141	$1,084,319	$1,159,189	$1,084,319
Investment securities	239,869	242,262	282,884	239,869	282,884
Commercial loans	261,133	266,999	267,369	261,133	267,369
Mortgage warehouse loans	113,596	106,432	108,582	113,596	108,582
Real estate loans	220,387	198,728	146,111	220,387	146,111
Installment loans	234,075	222,885	197,065	234,075	197,065
Non-interest bearing deposit accounts	90,205	86,427	86,311	90,205	86,311
Interest bearing transaction accounts	328,665	423,335	354,926	328,665	354,926
Time deposits	396,316	330,353	343,846	396,316	343,846
Short-term borrowings	120,579	48,988	72,109	120,579	72,109
Long-term borrowings	128,969	153,027	137,626	128,969	137,626
Stockholder’s equity	59,490	54,627	54,154	59,490	54,154

Average balances :
Total assets	$1,138,548	$1,090,753	$1,085,623	$1,098,676	$966,424
Investment securities	242,081	240,106	288,645	245,208	290,241
Commercial loans	263,559	265,044	262,962	267,269	224,264
Mortgage warehouse loans	100,669	93,741	118,804	91,278	105,987
Real estate loans	215,641	187,471	140,270	188,420	113,997
Installment loans	228,932	211,489	190,174	213,861	164,560
Non-interest bearing deposit accounts	79,558	79,074	81,106	78,459	70,272
Interest bearing transaction accounts	349,363	345,603	317,774	354,978	306,256
Time deposits	407,901	369,805	347,136	369,832	311,360
Short-term borrowings	64,819	55,142	76,809	65,553	68,220
Long-term borrowings	174,563	158,316	126,783	141,623	129,333
Stockholder’s equity	57,160	55,736	53,840	56,133	50,968

Per share data:
Basic earnings per share	$0.62	$.58	$0.66	$1.66	$1.64
Diluted earnings per share	0.61	.57	0.64	1.64	1.59
Cash dividends declared per common share	0.14	.14	0.13	0.42	0.39
Book value per common share	18.64	17.15	17.16	18.64	17.16
Market value - high	26.93	31.00	28.26	32.23	31.51
Market value - low	25.50	25.16	26.55	25.16	24.20
Basic average common shares outstanding	3,189,004	3,183,870	3,074,705	3,171,869	3,052,821
Diluted average common shares outstanding	3,211,777	3,209,294	3,165,847	3,209,940	3,154,808

Key ratios:
Return on average assets	0.69%	0.67%	0.75%	0.64%	0.69%
Return on average equity	13.77	13.16	14.98	12.51	12.78
Net interest margin	2.96	3.11	3.36	3.08	3.28
Loan loss reserve to loans	1.05	1.13	1.18	1.05	1.18
Non-performing loans to loans	0.17	0.17	0.33	0.17	0.33
Average equity to average assets	5.02	5.11	4.96	5.11	5.27
Bank only capital ratios:
Tier 1 capital to average assets	7.11%	7.24%	7.03%	7.11%	7.03%
Tier 1 capital to risk weighted assets	10.28	10.40	10.81	10.28	10.81
Total capital to risk weighted assets	11.42	11.57	12.01	11.42	12.01

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)
	September 30, 2006 (Unaudited)	December 31, 2005
Assets
Cash and due from banks	$21,673	$39,163
Interest-bearing demand deposits	104	87
Cash and cash equivalents	21,777	39,250
Interest-bearing deposits	128	15,735
Investment securities, available for sale	239,869	275,177
Loans held for sale	6,169	2,440
Loans, net of allowance for loan losses of $8,810 and $8,368	820,381	724,366
Premises and equipment	22,891	21,425
Federal Reserve and Federal Home Loan Bank stock	12,457	12,983
Goodwill	5,787	5,787
Other intangible assets	2,503	2,780
Interest receivable	5,655	5,813
Other assets	21,572	22,119
Total assets	$1,159,189	$1,127,875
Liabilities
Deposits
Noninterest bearing	$90,205	$148,127
Interest bearing	724,981	707,439
Total deposits	815,186	855,566
Short-term borrowings	120,579	50,024
Long-term borrowings	128,969	133,609
Subordinated debentures	27,837	27,837
Interest payable	1,904	1,663
Other liabilities	5,224	5,646
Total liabilities	1,099,699	1,074,345
Stockholders’ Equity
Preferred stock, no par value
Authorized, 1,000,000 shares
No shares issued
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 4,995,906 and 4,852,751 shares	1,110	1,092
Additional paid-in capital	25,135	24,552
Retained earnings	52,417	48,523
Restricted stock, unearned compensation	-	(760)
Accumulated other comprehensive income (loss)	(2,020)	(2,853)
Less treasury stock, at cost, 1,759,424 and 1,755,158 shares	(17,152)	(17,024)
Total stockholders’ equity	59,490	53,530
Total liabilities and stockholders’ equity	$1,159,189	$1,127,875

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended September 30		Nine Months Ended September 30
	2006 (Unaudited)	2005 (Unaudited)	2006 (Unaudited)	2005 (Unaudited)
Interest Income
Loans receivable	$15,010	$12,662	$41,612	$31,716
Investment securities
Taxable	1,870	2,469	6,096	7,295
Tax exempt	878	610	2,363	1,760
Total interest income	17,758	15,741	50,071	40,771
Interest Expense
Deposits	7,003	4,375	18,273	11,348
Federal funds purchased and short-term borrowings	594	578	1,584	1,405
Long-term borrowings	1,766	1,465	5,113	4,362
Subordinated debentures	583	415	1,643	1,076
Total interest expense	9,946	7,193	26,613	18,191
Net Interest Income	7,812	8,548	23,458	22,580
Provision for loan losses	120	360	725	1,071
Net Interest Income after Provision for Loan Losses	7,692	8,188	22,733	21,509
Other Income
Service charges on deposit accounts	833	766	2,297	1,887
Wire transfer fees	101	120	290	326
Fiduciary activities	758	645	2,231	1,964
Commission income from insurance agency	-0-	-0-	-0-	46
Gain on sale of loans	459	474	1,087	1,341
Gain on sale of mortgage servicing rights	656	-0-	656	-0-
Increase in cash surrender value of Bank owned life insurance	122	125	348	361
Loss on sale of securities	(515)	-0-	(764)	-0-
Other income	448	373	1127	1,329
Total other income	2,862	2,503	7,272	7,254
Other Expenses
Salaries and employee benefits	4,228	4,221	12,524	12,471
Net occupancy expenses	577	605	1,756	1,612
Data processing and equipment expenses	725	704	2,024	1,736
Other expenses	2,322	2,258	6,487	5,920
Total other expenses	7,852	7,788	22,791	21,739
Income Before Income Tax	2,702	2,903	7,214	7,024
Income tax expense	734	875	1,963	2,013
Net Income	$1,968	$2,028	$5,251	$5,011
Basic Earnings Per Share	$.62	$.66	$1.66	$1.64
Diluted Earnings Per Share	$.61	$.64	$1.64	$1.59